Exhibit 99.1

Briggs & Stratton Corporation Announces Adoption of New Rule 10b5-1 Plan By Executive Officer

Milwaukee, WI ─ May 27, 2014/PR Newswire/Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton Corporation (the “Company”) today announced that Todd J. Teske, Chairman, President & Chief Executive Officer, has canceled his existing individual stock trading plan and entered into a new plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.

Mr. Teske informed the Company that he intends to sell 69,696 shares of Company common stock that would be issued as a result of the exercise of stock options that will expire in August 2014. The purpose of the plan is to provide Mr. Teske with the ability to exercise his expiring options and sell the underlying Company common stock in an orderly manner and avoid concerns about the timing of the transactions.

The amount that Mr. Teske may realize from the exercise of any options will be the number of options exercised multiplied by the amount by which the net selling prices of the Company’s stock on the dates the stock options are exercised exceed the exercise prices of the stock options.

Other Company executives may from time to time adopt Rule 10b5-1 plans.

David J. Rodgers
Senior Vice President and
Chief Financial Officer

/CONTACT: David J. Rodgers, Senior Vice President and Chief Financial Officer, Briggs & Stratton Corporation, 414-259-5333/